SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                             -----------------------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                        August 10, 2001 (August 9, 2001)



                         SENIOR HOUSING PROPERTIES TRUST
               (Exact name of registrant as specified in charter)




          Maryland                   001-15319                  04-3445278
(State or other jurisdiction        (Commission              (I.R.S. employer
     of incorporation)              file number)          identification number)




 400 Centre Street, Newton, Massachusetts                            02458
 (Address of principal executive offices)                          (Zip code)




         Registrant's telephone number, including area code:617-796-8350

Item 5.  Other Events.

         On August 9, 2001 Senior Housing Properties Trust ("SNH" or the "Company") announced that it has entered an agreement to acquire 31 senior housing communities from Crestline Capital Corporation for approximately $600 million. The 31 communities contain 7,487 living units. The communities are all managed by Marriott International, Inc. ("Marriott") under long-term agreements that extend through 2027 with renewal options thereafter. SNH will identify or create a tenant entity for the communities in order to maintain REIT status under applicable IRS rules.

         A majority of the living units in these communities are independent living apartments, although many of the properties also have an assisted living component and some special care or skilled nursing beds. Current occupancy at these properties is approximately 91%; and about 90% of the gross operating revenues at these properties are paid by residents from private resources rather than Medicare or Medicaid.

         Some of the properties being acquired are subject to approximately $235 million of existing debt, which may be assumed by SNH as part of the purchase price. Crestline will issue approximately $150 million of new debt prior to the closing, which may be assumed by SNH. SNH also has the option to obtain up to $25 million of unsecured seller financing for two years at an interest rate of 10% per annum. The remainder of the acquisition price may be initially funded by drawings under SNH's available bank credit facility. The Company will consider various alternatives for longer term financing before and after the closing.

         The 31 communities are located in 13 states, as follows:

        State                 Number of Properties            Number of Units
        -----                 --------------------            ---------------
Arizona                                 3                          913
California                              2                          405
Delaware                                5                          869
Florida                                 6                        1,423
Indiana                                 1                          221
Kansas                                  1                          207
Kentucky                                3                          606
Massachusetts                           1                          125
New Jersey                              1                          416
New Mexico                              1                          208

        State                 Number of Properties            Number of Units
        -----                 --------------------            ---------------
Ohio                                    1                          315
South Carolina                          1                          164
Texas                                   5                        1,615


Total:  13 states                 31 properties                  7,487/units


         The transaction is subject to the conditions described below in addition to closing conditions customary in real estate transactions. Because the properties to be acquired by SNH represent a substantial part of Crestline's assets, a Crestline shareholders' vote will be required. Similarly, third party approvals from Marriott under the management agreements and from certain lenders will be required. Also, as is common in all transactions affecting senior housing and healthcare facilities, licensing and regulatory approvals in the states where the properties are located may be required. At this time, SNH expects that this transaction will close in early 2002.

         THIS CURRENT REPORT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS INCLUDE REFERENCES TO THE POSSIBILITY THAT EXISTING DEBT MAY BE ASSUMED, REFERENCES TO THE POSSIBLE AVAILABILITY OF NEW FINANCING, REFERENCES TO SNH'S ABILITY TO LOCATE OR CREATE A TENANT IN COMPLIANCE WITH IRS REIT RULES, AND REFERENCES OR IMPLICATIONS THAT REQUIRED APPROVALS, CONSENTS AND LICENSES WILL BE OBTAINED. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SNH'S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR. FOR EXAMPLE, FINANCING FOR THIS ACQUISITION MAY NOT BE AVAILABLE; SNH MAY BE UNABLE TO LOCATE OR CREATE A TENANT IN COMPLIANCE WITH IRS RULES; SNH MAY BE UNABLE TO REMAIN A REIT; SNH MAY BE UNABLE TO PAY EXISTING OR INCREASED DIVIDENDS; AND THE
APPROVALS AND CONSENTS REQUIRED TO CONCLUDE THIS TRANSACTION MAY NOT BE OBTAINED. SOME OF THESE FORWARD LOOKING STATEMENTS MAY NOT OCCUR FOR REASONS WHICH WE CONTROL AND SOME MAY NOT OCCUR FOR REASONS BEYOND OUR CONTROL. FOR EXAMPLE, WE MAY REFUSE TO MAKE ACCOMMODATIONS NECESSARY TO OBTAIN THIRD PARTY APPROVALS, OR CHANGES IN CAPITAL MARKETS WHICH ARE BEYOND OUR CONTROL MAY MAKE REASONABLE FINANCING FOR THIS TRANSACTION IMPOSSIBLE. INVESTORS SHOULD UNDERSTAND THAT THIS TRANSACTION MAY NOT OCCUR. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.


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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SENIOR HOUSING PROPERTIES TRUST


                              By: /s/ David J. Hegarty
                                 Name:  David J. Hegarty
                                 Title: President, Chief Operating Officer
                                         and Chief Financial Officer



Date:  August 10, 2001



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